Exhibit 99.1

SELECTICA COMMENTS ON RESULTS OF I-MANY SPECIAL STOCKHOLDER MEETING

SAN JOSE, Calif., March 31, 2005 — Selectica, Inc. (Nasdaq: SLTC), a leading provider of solutions for automating the sales Opportunity-to-Order process, commented on the vote of the I-many, Inc. (Nasdaq: IMNY) stockholders against the proposed merger at its special stockholder meeting held today, Thursday, March 31, 2005.

Vince Ostrosky, CEO of Selectica said, “While the outcome of today’s vote isn’t what we had hoped for, we respect the decision of I-many’s stockholders. As the recognized leader in developing solutions for companies with complex configuration, pricing and quoting, Selectica is well-positioned in its markets. We will continue to implement our stated business plan and, to that end, believe that customers and stockholders will benefit from the roll-out of our new products. Further, as part of our ongoing strategy to enhance stockholder value, we still intend to expand Selectica’s product suite to include contract management solutions — an adjacent market.”

As a result of the I-many stockholders’ vote against the merger, Selectica’s merger agreement with I-many was terminated.

About Selectica, Inc.

Selectica, Inc. enables enterprises to reduce costs and enhance revenue from complex product and services offerings. Selectica solutions unify customers’ business processes to correctly configure, price, and quote offerings across multiple distribution channels. Selectica’s products are designed to improve profitability by reducing process costs, optimizing pricing, eliminating rework and concessions, and avoiding high-risk business.

Selectica customers represent manufacturing and service leaders including: ABB, Applied Bio Systems, Bell Canada, Cisco, Dell, General Electric, Fireman’s Fund Insurance Company, Hitachi, Juniper Networks, Rockwell Automation and Tellabs. Selectica is headquartered in San Jose, CA. The company’s Web site is http://www.selectica.com/.

Forward Looking Statements

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, including statements regarding entering new markets and the benefits of the introduction of new products. All forward-looking statements included in this document are based upon information available to Selectica as of the date hereof, and Selectica assumes no obligation to update any such forward-looking statement. Selectica cautions you that any forward looking information is not a guarantee of future performance.

Selectica is a trademark of Selectica, Inc. I-many is a trademark of I- many, Inc. All other product and company names may be trademarks of the companies with which they are associated.

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Contact Information:

For Selectica:
Stephen Bennion
Executive Vice President and Chief Financial Officer, Selectica, Inc.
(408) 545-2530

Sharon Goldstein
Joele Frank, Wilkinson, Brimmer Katcher
(212) 355-4449
srg@joelefrank.com